Exhibit 99.1

Contacts:

Tim Baker	Scott Solomon
Chief Financial Officer	Vice President
Cynosure, Inc.	Sharon Merrill Associates, Inc.
(800) 886-2966	(617) 542-5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Expands Body Shaping Treatment Platform with

Asset Acquisition of Elemé Medical

- SmoothShapes® XV System for Non-Invasive Body Shaping

- Next Generation “Petite” Energy Delivery System to Launch at American Academy of Dermatology Annual Meeting

Westford, Mass., February 3, 2011 – Cynosure, Inc. (NASDAQ: CYNO) today announced that it has acquired substantially all of the assets of Elemé Medical, and will immediately begin to market the company’s non-invasive SmoothShapes® XV system for the temporary reduction in the appearance of cellulite.

Under the terms of the purchase, Cynosure paid $2.47 million in cash for the Elemé Medical assets, which include licensing rights to intellectual property related to the SmoothShapes technology. Cynosure expects the acquisition to be accretive to earnings in 2011. The SmoothShapes technology has generated an average of approximately $5 million in annual revenue over the past two years.

“The acquisition of these assets reflects our overall strategy to offer our customers a broad platform of advanced products targeting high-volume aesthetic indications,” said Michael Davin, Cynosure’s president and chief executive officer. “SmoothShapes XV offers an effective solution for consumers who are seeking a non-invasive, temporary approach to body shaping. The system complements our recently announced Cellulaze™ Cellulite Laser Workstation, which is a minimally invasive surgical solution for long-term cellulite reduction.”

“Our goal with the SmoothShapes brand was to develop the best in class non-invasive, proprietary laser for treating cellulite and subcutaneous fat,” said Nancy Briefs, former president and chief executive officer of Elemé Medical. “We are pleased that Cynosure, the clear market leader in body shaping, has acquired the brand and will continue development and growth of the non-invasive aesthetic treatment category with the SmoothShapes XV.”

The SmoothShapes XV system treats cellulite through a proprietary process known as Photomology®, which combines laser and light energy with mechanical manipulation (vacuum and massage) to produce tighter, smoother-looking skin. The system is FDA cleared for marketing in the United States and CE marked for sale in the European Union. The device is also marketed for circumferential reduction outside the United States.

Introduced in April 2010, the SmoothShapes XV features 50 percent more laser power than the first-generation product for a quicker, more reproducible procedure. The system uses multiple wavelengths to increase heat deposition in the fat cell three times faster than the original SmoothShapes device, which was introduced in 2008, while maintaining higher temperatures at the treatment site. SmoothShapes XV also enhances the clinical consistency among treatment providers, offering a single treatment setting, audible treatment guidance and an interactive training screen to answer questions and provide basic clinical training.

Cynosure is featuring the SmoothShapes XV technology at the American Academy of Dermatology (AAD) 69th Annual Meeting February 4-8 in New Orleans. In conjunction with its participation at AAD, Cynosure will be introducing a new “Petite” Laser Handpiece energy delivery system that is designed to enhance the performance of the SmoothShapes XV. The new handpiece is 50 percent lighter than the first generation unit, but delivers a 50 percent increase in power density. The smaller handpiece allows greater flexibility to treat smaller cosmetic areas such as the arms, neck and calves.

“Since its introduction, SmoothShapes has become an established and highly regarded brand in the non-invasive body shaping market,” Davin said. “The platform has shown consistent revenue growth and has a worldwide installed base of over 400 systems. This product will fit directly into our overall product strategy as well as our worldwide distribution network. We plan to sell SmoothShapes XV through existing channels as well as our direct sales force in the United States, through our subsidiaries in Europe and Asia, and through third-party distributors in other overseas markets.”

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd: YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including those related to the market potential of the SmoothShapes XV, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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